Exhibit 4.218

EXECUTION VERSION

BANK OF AMERICA CORPORATION

TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

Merrill Lynch Preferred Capital Trust IV

Dated as of September 30, 2013

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions and Interpretations	2

ARTICLE II
TRUST INDENTURE ACT

Section 2.1	Trust Indenture Act; Application	6
Section 2.2	Lists of Holders of Securities	6
Section 2.3	Reports by the Trust Preferred Guarantee Trustee	6
Section 2.4	Periodic Reports to Trust Preferred Guarantee Trustee	6
Section 2.5	Evidence of Compliance with Conditions Precedent	6
Section 2.6	Events of Default; Waiver	7
Section 2.7	Event of Default; Notice	7
Section 2.8	Conflicting Interests	7

ARTICLE III
POWERS, DUTIES AND RIGHTS OF TRUST PREFERRED GUARANTEE TRUSTEE

Section 3.1	Powers and Duties of the Trust Preferred Guarantee Trustee	7
Section 3.2	Certain Rights of Trust Preferred Guarantee Trustee	9
Section 3.3	Not Responsible for Recitals or Issuance of Trust Preferred Securities Guarantee	10

ARTICLE IV
TRUST PREFERRED GUARANTEE TRUSTEE

Section 4.1	Trust Preferred Guarantee Trustee; Eligibility	10
Section 4.2	Appointment, Removal and Resignation of Trust Preferred Guarantee Trustee	11

ARTICLE V
GUARANTEE

Section 5.1	Guarantee	12
Section 5.2	Waiver of Notice and Demand	12
Section 5.3	Obligations Not Affected	12
Section 5.4	Rights of Holders	13
Section 5.5	Guarantee of Payment	13
Section 5.6	Subrogation	13
Section 5.7	Independent Obligations	13

ARTICLE VI
LIMITATION OF TRANSACTIONS; SUBORDINATION

Section 6.1	Limitation of Transactions	14
Section 6.2	Ranking	14

ARTICLE VII
TERMINATION

Section 7.1	Termination	15

i

TABLE OF CONTENTS

(continued)

		Page

ARTICLE VIII
INDEMNIFICATION
Section 8.1	Exculpation	15
Section 8.2	Indemnification	15

ARTICLE IX
MISCELLANEOUS

Section 9.1	Successors and Assigns	15
Section 9.2	Amendments	16
Section 9.3	Consolidations and Mergers	16
Section 9.4	Notices	16
Section 9.5	Benefit	17
Section 9.6	Governing Law	17
Section 9.7	Effectiveness	17
Section 9.8	Notice to the Trust Preferred Guarantee Trustee	17

TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

THIS TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT (the “Trust Preferred Securities Guarantee”), dated as of September 30, 2013, is executed and delivered by BANK OF AMERICA CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “New Guarantor”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank, a national banking association), as trustee (the “Trust Preferred Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of MERRILL LYNCH PREFERRED CAPITAL TRUST IV, a Delaware statutory business trust (the “Issuer”).

WHEREAS, the Issuer has issued 16,000,000 Trust Originated Preferred Securities, having an aggregate liquidation amount of $400,000,000 designated the 7.12% Trust Originated Preferred Securities (the “Trust Preferred Securities”) pursuant to an Amended and Restated Declaration of Trust (the “Declaration”), dated as of June 16, 1998, among the trustees of the Issuer named therein, Merrill Lynch & Co., Inc., as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer;

WHEREAS, pursuant to the Trust Preferred Securities Guarantee Agreement, dated as of June 19, 1998, executed and delivered by Merrill Lynch & Co., Inc. (“ML&Co.”) and the Trust Preferred Guarantee Trustee, for the benefit of the holders from time to time of the Trust Preferred Securities (the “June 1998 Trust Preferred Securities Guarantee”), ML&Co. irrevocably and unconditionally agreed to pay to the Holders (as defined in the June 1998 Trust Preferred Securities Guarantee) of the Trust Preferred Securities the Guarantee Payments (as defined in the June 1998 Trust Preferred Securities Guarantee) and to make certain other payments on the terms and conditions set forth in the June 1998 Trust Preferred Securities Guarantee;

WHEREAS, ML&Co. also executed and delivered a guarantee agreement (the “June 1998 Trust Common Securities Guarantee”), with substantially identical terms to the June 1998 Trust Preferred Securities Guarantee for the benefit of the holders of the Trust Common Securities (as defined herein), except that if ML&Co. is in default on any of its obligations under the June 1998 Trust Preferred Securities Guarantee, the Partnership Guarantee (as defined in the Declaration), or any Investment Guarantee (as defined in the Declaration), or any default has occurred and is continuing with respect to an Affiliate Investment Instrument (as defined in the Declaration), the rights of holders of the Trust Common Securities to receive Guarantee Payments (as defined in the June 1998 Trust Common Securities Guarantee) under the June 1998 Trust Common Securities Guarantee are subordinated, to the extent and in the manner set forth in the June 1998 Trust Common Securities Guarantee, to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments under the June 1998 Trust Preferred Securities Guarantee;

WHEREAS, the New Guarantor intends to merge ML&Co. into the New Guarantor pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with the New Guarantor continuing as the surviving corporation of such merger (the “Merger”), effective at the date and time the Certificate of Ownership and Merger with respect to the Merger (the “Certificate of Ownership and Merger”) is filed by the New Guarantor with the Secretary of State of the State of Delaware, or at such later date as is set forth in the Certificate of Ownership and Merger (such effective date and time, the “Merger Effective Time”);

WHEREAS, at the Merger Effective Time the separate corporate existence of ML&Co. shall cease, and, from and after the Merger Effective Time, the New Guarantor shall possess all the rights,

powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of ML&Co., all as provided under the DGCL;

WHEREAS, Section 9.3 of the June 1998 Trust Preferred Securities Guarantee provides, in part, that ML&Co. may merge into any other corporation provided that (i) the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 of the June 1998 Trust Preferred Securities Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the June 1998 Trust Preferred Securities Guarantee to be performed by ML&Co. by a separate guarantee satisfactory to the Trust Preferred Guarantee Trustee, executed and delivered to the Trust Preferred Guarantee Trustee by such corporation, and (ii) the successor corporation shall not, immediately after such merger, be in default in the performance of any such covenant or condition;

WHEREAS, the New Guarantor represents and warrants that it is a corporation organized and existing under the laws of the State of Delaware and will be the surviving corporation in the Merger;

WHEREAS, in connection with the Merger, the New Guarantor desires to execute this new Trust Preferred Securities Guarantee in compliance and accordance with Section 9.3 of the June 1998 Trust Preferred Securities Guarantee to evidence the express assumption by the New Guarantor, effective as the Merger Effective time, of the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 of the June 1998 Trust Preferred Securities Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the June 1998 Trust Preferred Securities Guarantee to be performed by ML&Co.;

WHEREAS, the New Guarantor also is executing and delivering a guarantee agreement (the “Trust Common Securities Guarantee”), with substantially identical terms to this Trust Preferred Securities Guarantee for the benefit of the holders of the Trust Common Securities, except that if the New Guarantor is in default on any of its obligations under the Trust Preferred Securities Guarantee, the Partnership Guarantee, or any Investment Guarantee, or any default has occurred and is continuing with respect to an Affiliate Investment Instrument, the rights of holders of the Trust Common Securities to receive Guarantee Payments under the Trust Common Securities Guarantee are subordinated, to the extent and in the manner set forth in the Trust Common Securities Guarantee, to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments under this Trust Preferred Securities Guarantee; and

WHEREAS, the execution of this Trust Preferred Securities Guarantee has been duly authorized by all necessary corporate action on the part of the New Guarantor, and all conditions precedent and acts and things necessary to make this Trust Preferred Securities Guarantee a valid and legally binding instrument in accordance with its terms have been complied with, done and performed.

NOW, THEREFORE, in consideration of the premises, the New Guarantor executes and delivers this Trust Preferred Securities Guarantee for the benefit of the Holders.

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1	Definitions and Interpretations

In this Trust Preferred Securities Guarantee, unless the context otherwise requires:

(a) capitalized terms used in this Trust Preferred Securities Guarantee but not defined in the preambles above have the respective meanings assigned to them in this Section 1.1;

(b) capitalized terms used in this Trust Preferred Securities Guarantee but not otherwise defined herein shall have the meanings assigned to them in the Declaration or the Partnership Agreement, as the case may be;

(c) unless otherwise indicated, a term defined anywhere in this Trust Preferred Securities Guarantee has the same meaning throughout;

(d) all references to “the Trust Preferred Securities Guarantee” or “this Trust Preferred Securities Guarantee” are to this Trust Preferred Securities Guarantee as modified, supplemented or amended from time to time;

(e) all references in this Trust Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Trust Preferred Securities Guarantee, unless otherwise specified;

(f) a term defined in the Trust Indenture Act has the same meaning when used in this Trust Preferred Securities Guarantee, unless otherwise defined in this Trust Preferred Securities Guarantee or unless the context otherwise requires; and

(g) a reference to the singular includes the plural and vice versa.

“Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereunder.

“Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

“Affiliate Investment Instruments” means the debt securities of Investment Affiliates in which Partnership funds are invested.

“Corporate Trust Office” means the corporate trust office of the Trust Preferred Guarantee Trustee located at The Bank of New York Mellon, c/o The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, 2nd Floor, Jacksonville, Florida 32256.

“Covered Person” means any Holder or beneficial owner of Trust Preferred Securities.

“Event of Default” means a default by the New Guarantor on any of its payment or other obligations under this Trust Preferred Securities Guarantee.

“Finance Subsidiary” means any wholly-owned subsidiary of the New Guarantor the principal purpose of which is to raise capital for the New Guarantor by issuing securities that are guaranteed by the New Guarantor and the proceeds of which are loaned to or invested in the New Guarantor or one or more of its affiliates.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Trust Preferred Securities, to the extent the Issuer has funds legally available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Price”), to the extent the Issuer has funds legally available therefor at such time, with respect to any Trust Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary termination or liquidation of the Issuer (other than in connection with the distribution of Partnership Preferred Securities to the Holders in exchange for Trust Preferred Securities as provided in the Declaration or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the Trust Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor, and (b) the amount of assets of the Issuer, after satisfaction of all liabilities, remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”).

“Holder” shall mean any holder, as registered on the books and records of the Issuer of any Trust Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not apply to Trust Preferred Securities beneficially owned by the New Guarantor or any Affiliate of the New Guarantor.

“Indemnified Person” means the Trust Preferred Guarantee Trustee, any Affiliate of the Trust Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trust Preferred Guarantee Trustee.

“Investment Affiliate” means the New Guarantor or any corporation, partnership, limited liability company or other entity (other than the Partnership or the Issuer) that (i) is controlled by the New Guarantor and (ii) is not an investment company by reason of Section 3(a) or 3(b) of the Investment Company Act of 1940, as amended, or is otherwise an eligible recipient of funds directly or indirectly from the Issuer pursuant to an order issued by the Securities and Exchange Commission.

“Investment Guarantee” means any guarantee on a subordinated basis by the New Guarantor with respect to (1) the payment of interest, principal and other payment terms of Affiliate Investment Instruments that are debt securities of an Investment Affiliate and (2) the payment of dividends, distributions and other payment terms of Affiliate Investment Instruments that are preferred or preference stock of an Investment Affiliate when, as and if declared by such Investment Affiliate.

“Majority in liquidation amount of the Trust Preferred Securities” means, except as provided by the Trust Indenture Act, a vote by Holder(s) of Trust Preferred Securities, voting separately as a class, of more than 50% of the aggregate liquidation amount (including the amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid Distributions to the date upon which the voting percentages are determined) of all Trust Preferred Securities.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board, the President, a Vice President or the Treasurer, and by an Assistant Treasurer, the Secretary or an Assistant Secretary of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Trust Preferred Securities Guarantee shall include:

(a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Partnership” means Merrill Lynch Preferred Funding IV, L.P.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 19, 1998, among ML&Co., a Delaware corporation, as general partner, Merrill Lynch Group, Inc., a Delaware corporation, as initial limited partner and such other persons who become limited partners as provided therein.

“Partnership Guarantee” means the Partnership Guarantee Agreement dated as of the date hereof, by the New Guarantor in favor of the holders of the Partnership Preferred Securities, as amended or supplemented from time to time.

“Partnership Preferred Securities” means those securities representing limited partnership interests in the Partnership.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Trust Preferred Guarantee Trustee, the chairman or vice-chairman of the board of directors, the chairman or vice-chairman of the executive committee of the board of directors, the president, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, or any other officer of the Trust Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Senior Indebtedness” means any payment in respect of indebtedness of the New Guarantor for money borrowed, except for any such indebtedness that is by its terms subordinated to or pari passu with the debt instrument of the New Guarantor purchased by the Partnership (the “Company Debenture”), as the case may be.

“Successor Trust Preferred Guarantee Trustee” means a successor Trust Preferred Guarantee Trustee possessing the qualifications to act as Trust Preferred Guarantee Trustee under Section 4.1.

“Trust Common Securities” means the securities representing common undivided beneficial interests in the assets of the Issuer.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Preferred Guarantee Trustee” means The Bank of New York Mellon (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Trust Preferred Securities Guarantee and thereafter means each such Successor Trust Preferred Guarantee Trustee.

“Trust Securities” means the Trust Common Securities together with the Trust Preferred Securities.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1	Trust Indenture Act; Application

(a) This Trust Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Trust Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

(b) if and to the extent that any provision of this Trust Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2	Lists of Holders of Securities

(a) The Trust Guarantee Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Trust Preferred Securities. If the Trust Guarantee Trustee is not the Registrar, the New Guarantor shall furnish to the Trust Guarantee Trustee semi-annually on or before June 15 and December 15 in each year, and at such other times as the Trust Guarantee Trustee may request in writing, a list, in such form and as of such date as the Trust Guarantee Trustee may require, containing all the information in the possession or control of the Registrar, the New Guarantor or any of its Paying Agents other than the Trust Guarantee Trustee as to the names and addresses of Holders of Trust Preferred Securities. If there are unregistered securities outstanding, even if the Trust Guarantee Trustee is the Registrar, the New Guarantor shall furnish to the Trust Guarantee Trustee such a list containing such information with respect to Holders of such unregistered securities only.

(b) The Trust Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3	Reports by the Trust Preferred Guarantee Trustee

Within 60 days after December 15 of each year, commencing December 15, 2013, the Trust Preferred Guarantee Trustee shall provide to the Holders of the Trust Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Trust Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4	Periodic Reports to Trust Preferred Guarantee Trustee

The New Guarantor shall provide to the Trust Preferred Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5	Evidence of Compliance with Conditions Precedent

The New Guarantor shall provide to the Trust Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Trust Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 2.6	Events of Default; Waiver

The Holders of a Majority in liquidation amount of Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Trust Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7	Event of Default; Notice

(a) The Trust Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Trust Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of default in any Guarantee Payment, the Trust Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trust Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Trust Preferred Securities.

(b) The Trust Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Trust Preferred Guarantee Trustee shall have received written notice, or a Responsible Officer of the Trust Preferred Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge, of such Event of Default.

SECTION 2.8	Conflicting Interests

The Declaration shall be deemed to be specifically described in this Trust Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 3.1	Powers and Duties of the Trust Preferred Guarantee Trustee

(a) This Trust Preferred Securities Guarantee shall be held by the Trust Preferred Guarantee Trustee for the benefit of the Holders of the Trust Preferred Securities, and the Trust Preferred Guarantee Trustee shall not transfer this Trust Preferred Securities Guarantee to any Person except a Holder of Trust Preferred Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Trust Preferred Guarantee Trustee on acceptance by such Successor Trust Preferred Guarantee Trustee of its appointment to act as Successor Trust Preferred Guarantee Trustee. The right, title and interest of the Trust Preferred Guarantee Trustee shall automatically vest in any Successor Trust Preferred Guarantee Trustee, and such vesting and succession of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Trust Preferred Guarantee Trustee.

(b) If an Event of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee has occurred and is continuing, the Trust Preferred Guarantee Trustee shall enforce this Trust Preferred Securities Guarantee for the benefit of the Holders of the Trust Preferred Securities.

(c) The Trust Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Trust Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Trust Preferred Securities Guarantee shall be construed to relieve the Trust Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Trust Preferred Guarantee Trustee shall be determined solely by the express provisions of this Trust Preferred Securities Guarantee, and the Trust Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee; and

(B) in the absence of bad faith on the part of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Preferred Guarantee Trustee and conforming to the requirements of this Trust Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Preferred Securities Guarantee;

(ii) the Trust Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trust Preferred Guarantee Trustee, unless it shall be proved that the Trust Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Trust Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in liquidation amount of the Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee; and

(iv) no provision of this Trust Preferred Securities Guarantee shall require the Trust Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trust Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not assured to it under the terms of this Trust Preferred

Securities Guarantee or indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2	Certain Rights of Trust Preferred Guarantee Trustee

(a) Subject to the provisions of Section 3.1:

(i) The Trust Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the New Guarantor contemplated by this Trust Preferred Securities Guarantee shall be sufficiently evidenced by an Officers’ Certificate.

(iii) Whenever, in the administration of this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trust Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the New Guarantor.

(iv) The Trust Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

(v) The Trust Preferred Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the New Guarantor or any of its Affiliates and may include any of its employees. The Trust Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Trust Preferred Securities Guarantee from any court of competent jurisdiction.

(vi) The Trust Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Trust Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Trust Preferred Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trust Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Trust Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Trust Preferred Securities Guarantee.

(vii) The Trust Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trust Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(viii) The Trust Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Trust Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(ix) Any action taken by the Trust Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Trust Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Trust Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Trust Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Trust Preferred Guarantee Trustee or its agent taking such action.

(x) Whenever in the administration of this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trust Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be fully protected in conclusively relying on or acting in accordance with such instructions.

(xi) The Trust Preferred Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith, without negligence, and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Trust Preferred Securities Guarantee.

(b) No provision of this Trust Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Trust Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trust Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trust Preferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3	Not Responsible for Recitals or Issuance of Trust Preferred Securities Guarantee

The recitals contained in this Trust Preferred Securities Guarantee shall be taken as the statements of the New Guarantor, and the Trust Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Trust Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Trust Preferred Securities Guarantee.

ARTICLE IV

TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 4.1	Trust Preferred Guarantee Trustee; Eligibility

(a) There shall at all times be a Trust Preferred Guarantee Trustee which shall:

(i) not be an Affiliate of the New Guarantor; and

(ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Trust Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Trust Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Trust Preferred Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Trust Preferred Guarantee Trustee and New Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2	Appointment, Removal and Resignation of Trust Preferred Guarantee Trustee

(a) Subject to Section 4.2(b), the Trust Preferred Guarantee Trustee may be appointed or removed without cause at any time by the New Guarantor except during an Event of Default.

(b) The Trust Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Trust Preferred Guarantee Trustee and delivered to the New Guarantor.

(c) The Trust Preferred Guarantee Trustee shall hold office until a Successor Trust Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Trust Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Trust Preferred Guarantee Trustee and delivered to the New Guarantor, which resignation shall not take effect until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Trust Preferred Guarantee Trustee and delivered to the New Guarantor and the resigning Trust Preferred Guarantee Trustee.

(d) If no Successor Trust Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of removal or resignation, the Trust Preferred Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Trust Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trust Preferred Guarantee Trustee.

(e) No Trust Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Trust Preferred Guarantee Trustee.

(f) Upon termination of this Trust Preferred Securities Guarantee or removal or resignation of the Trust Preferred Guarantee Trustee pursuant to this Section 4.2, the New Guarantor shall pay to the Trust Preferred Guarantee Trustee all amounts due to the Trust Preferred Guarantee Trustee accumulated to the date of such termination, removal or resignation.

ARTICLE V

GUARANTEE

SECTION 5.1	Guarantee

The New Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), if, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The New Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the New Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 5.2	Waiver of Notice and Demand

The New Guarantor hereby waives notice of acceptance of this Trust Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the New Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3	Obligations Not Affected

The obligations, covenants, agreements and duties of the New Guarantor under this Trust Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the New Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the New Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4	Rights of Holders

(a) The Holders of a Majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of this Trust Preferred Securities Guarantee or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee.

(b) If the Trust Preferred Guarantee Trustee fails to enforce its rights under the Trust Preferred Securities Guarantee after a Holder of Trust Preferred Securities has made a written request, such Holder of Trust Preferred Securities may institute a legal proceeding directly against the New Guarantor to enforce the Trust Preferred Guarantee Trustee’s rights under this Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, the Trust Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the New Guarantor has failed to make a guarantee payment, a Holder of Trust Preferred Securities may directly institute a proceeding in such Holder’s own name against the New Guarantor for enforcement of the Trust Preferred Securities Guarantee for such payment. The New Guarantor waives any right or remedy to require that any action be brought first against the Issuer or any other person or entity before proceeding directly against the New Guarantor.

SECTION 5.5	Guarantee of Payment

This Trust Preferred Securities Guarantee creates a guarantee of payment and not of collection.

SECTION 5.6	Subrogation

The New Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Issuer in respect of any amounts paid to such Holders by the New Guarantor under this Trust Preferred Securities Guarantee; provided, however, that the New Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Trust Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Trust Preferred Securities Guarantee. If any amount shall be paid to the New Guarantor in violation of the preceding sentence, the New Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7	Independent Obligations

The New Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Trust Preferred Securities, and that the New Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Trust Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI

LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1	Limitation of Transactions

So long as any Trust Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Trust Preferred Securities have not been paid or declared and set apart for payment, (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing, or (c) the New Guarantor is in default of its obligations under the Trust Preferred Securities Guarantee, the Trust Common Securities Guarantee, the Partnership Guarantee or any Investment Guarantee, then, during such period (i) the New Guarantor shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock or comparable equity interest (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) purchases or acquisitions by the New Guarantor or its affiliates in connection with transactions effected by or for the account of customers of the New Guarantor or any of its subsidiaries or in connection with the distribution or trading of such capital stock or comparable equity interest) and (ii) the New Guarantor shall not make, or permit any Finance Subsidiary to make, any payments that would enable any Finance Subsidiary to make, any payment of any dividends on, any distribution with respect to, or any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any preferred security or comparable equity interest of any Finance Subsidiary.

SECTION 6.2	Ranking

(a) This Trust Preferred Securities Guarantee will constitute an unsecured obligation of the New Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the New Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the New Guarantor and with any other guarantee now or hereafter entered into by the New Guarantor in respect of any preferred or preference stock of any Finance Subsidiary, and (iii) senior to the New Guarantor’s common stock. Any similar guarantee given hereafter by the New Guarantor with respect to Trust Preferred Securities that is silent as to seniority will rank pari passu with this Trust Preferred Securities Guarantee.

(b) The holders of obligations of the New Guarantor that are senior to the obligations under the Trust Preferred Securities Guarantee (including, but not limited to, obligations constituting Senior Indebtedness) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Trust Preferred Securities Guarantee that inure to the holders of “Senior Indebtedness” under Article Eleven of the Indenture dated as of December 17, 1996 originally entered into between ML&Co. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee, as supplemented by the Supplemental Indenture dated as of May 16, 2006 and the Second Supplemental Indenture dated as of the date hereof (as amended and supplemented, the “Indenture”) as against the holders of the Company Debenture, and the holders of the Trust Preferred Securities will be subject to all the terms and conditions of such Article Eleven with respect to any claims or rights hereunder with the same effect as though fully set forth herein.

ARTICLE VII

TERMINATION

SECTION 7.1	Termination

This Trust Preferred Securities Guarantee shall terminate upon (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) upon the distribution of the Partnership Preferred Securities to the Holders of all of the Trust Preferred Securities or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or under this Trust Preferred Securities Guarantee.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1	Exculpation

(a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the New Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Trust Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Trust Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.

(b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the New Guarantor and upon such information, opinions, reports or statements presented to the New Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the New Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Trust Preferred Securities might properly be paid.

SECTION 8.2	Indemnification

The New Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Trust Preferred Securities Guarantee or the earlier resignation or removal of the Trust Preferred Guarantee Trustee.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1	Successors and Assigns

All guarantees and agreements contained in this Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the New Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.

SECTION 9.2	Amendments

Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Trust Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount of the Trust Preferred Securities (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accumulated and unpaid Distributions to the date upon which the voting percentages are determined). The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 9.3	Consolidations and Mergers

The New Guarantor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation; provided, that in any such case, (i) either the New Guarantor shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 5.1 hereof and the due and punctual performance and observance of all of the covenants and conditions of this Trust Preferred Securities Guarantee to be performed by the New Guarantor by a separate guarantee satisfactory to the Trust Preferred Guarantee Trustee, executed and delivered to the Trust Preferred Guarantee Trustee by such corporation, and (ii) the New Guarantor or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

SECTION 9.4	Notices

All notices provided for in this Trust Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a) If given to the Trust Preferred Guarantee Trustee, at the Trust Preferred Guarantee Trustee’s Corporate Trust Office.

(b) If given to the New Guarantor, at the New Guarantor’s mailing address set forth below (or such other address as the New Guarantor may give notice of to the Holders of the Trust Preferred Securities):

Bank of America Corporation

Bank of America Corporate Center, NC1-007-06-10

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Treasurer

With a copy to:

Bank of America Corporation

101 South Tryon Street, NC1-002-29-01

Charlotte, North Carolina 28255

Attention: General Counsel, Legal Department

(c) If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.5	Benefit

This Trust Preferred Securities Guarantee is solely for the benefit of the Holders of the Trust Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Trust Preferred Securities.

SECTION 9.6	Governing Law

THIS TRUST PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 9.7	Effectiveness

This Trust Preferred Securities Guarantee shall become effective at the Merger Effective Time, except for the recitals contained herein and Section 9.8 hereof, which shall become effective as of the date of execution and delivery hereof.

SECTION 9.8	Notice to the Trust Preferred Guarantee Trustee

The New Guarantor shall give the Investment Guarantee Trustee prompt notice of the Merger Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Trust Preferred Securities Guarantee to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION,
as New Guarantor

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON, as Trust Preferred Guarantee Trustee

By:	/s/ FRANCINE KINCAID
	Name:	Francine Kincaid
	Title:	Vice President

[SIGNATURE PAGE – TRUST PREFERRED SECURITIES

GUARANTEE AGREEMENT (MERRILL LYNCH PREFERRED CAPITAL TRUST IV)]